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                                                                   Exhibit 10.27

Summary of Directors Compensation Plan

Effective as of March 1, 2005, the independent directors of Idenix Pharmaceuticals, Inc. receive the following compensation for their service on our Board of Directors:

     - $30,000 per year retainer plus $5,000 per year for each committee of the Board which the director chairs;

     -    expense reimbursement for attending Board and committee meetings; and

     - the opportunity to participate in our equity compensation plan with awards of equity compensation occurring as follows:

               - upon appointment - options to purchase 15,000 shares of common stock

               - at each annual meeting after election - options to purchase 20,000 shares of common stock

               - if appointment to the board occurs to fill a vacancy or otherwise at a time other than immediately after the annual meeting of stockholders - the annual award of options to purchase 20,000 shares will be prorated from the date of appointment to the date of the next annual meeting of stockholders.